SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2003 (September 18, 2003)

SIMEX TECHNOLOGIES, INC.

Delaware (State or other jurisdiction of incorporation)	0-26599 (Commission File No.)	58-265647 (IRS Employer ID No.)

2890 Normandy Drive, N.W., Atlanta, Georgia 30305
(Address of principal executive offices)

404-580-8152
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

      On June 4, 2003, the Company filed a report on Form 8-K concerning a change in control of the Company, which was the result of a share exchange transaction with Probity Investigations, Inc. (“Probity”) and the issuance of shares of SIMEX Common Stock, Series A Preferred Stock and Series B Preferred Stock in connection therewith to the former shareholders of Probity.

      On September 18, 2003, the Company and the former shareholders of Probity completed a rescission of the share exchange, the former shareholders of Probity returned the stock that they received in the share exchange to the Company, and the Company returned the Probity common stock to the former shareholders of Probity. As a result of the Mutual Rescission Agreement dated September 15, 2003 (attached as Exhibit 2.1 to this report), all agreements entered into by and among the parties in connection with the share exchange (as more particularly described in the Mutual Rescission Agreement) were unconditionally rescinded ab initio and each of the parties was returned to the position that it was in immediately prior to the completion of the share exchange.

      In addition, Gary Todd Redding, L. Scott Demerau and Kyu Hung Jang, who were elected to the Board of Directors of the Company upon the completion of the share exchange, are no longer directors of the Company as a result of the rescission.

Item 2. Acquisition or Disposition of Assets.

      As previously reported on June 4, 2003 on Form 8-K, on May 20, 2003, the Company acquired all of the outstanding stock of Probity, a holding company with two operating subsidiaries, Kyros, LLC and Remote Business Management, LLC pursuant to the terms of a Share Exchange Agreement dated as of May 20, 2003.

      On September 18, 2003, the Company and the former shareholders of Probity completed a rescission of the share exchange, the former shareholders of Probity returned the stock that they received in the share exchange to the Company, and the Company returned the Probity common stock to the former shareholders of Probity. As a result of the Mutual Rescission Agreement dated September 15, 2003 (attached as Exhibit 2.1 to this report), all agreements entered into by and among the parties in connection with the share exchange (as more particularly described in the Mutual Rescission Agreement) were unconditionally rescinded ab initio and each of the parties was returned to the position that it was in immediately prior to the completion of the share exchange.

Item 7. Financial Statements and Exhibits.

      (a)   Financial Statements of Business Acquired

      Not Applicable

      (b)   Exhibits

      2.1   Mutual Rescission Agreement

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIMEX Technologies, Inc. (Registrant)

Dated: September 19, 2003	By	/s/ C. Mickle Moye

C. Mickle Moye, Chairman